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                                  EXHIBIT 10.33
            EMPLOYMENT LETTER BETWEEN THE COMPANY AND SETH H. UGELOW

June 1, 2004

Mr. Seth Ugelow
13 Bridle Path
Roslyn, NY 11576

Dear Seth:

              This letter extends an offer of employment with Wilshire Enterprises, Inc., (the "Company") and sets forth the terms and conditions of that employment.

              The Company hereby offers you full-time employment as Chief Financial Officer (and Principal Accounting Officer as defined by the Securities and Exchange Commission) of the Company commencing on or about June 21, 2004 with a salary of $150,000 on an annualized basis. You will receive a performance review at least annually during which your annual salary may be adjusted. You will also be eligible to receive a cash bonus, in the Company's discretion, on July 1, 2005 for one year or more of service to the Company. The amount of the bonus, if any, shall be determined in the discretion of the Company's Board of Directors (the "Board"), based on the Company's performance, your performance and certain other factors as determined by the Company with reference to prior bonuses granted to you in connection with your former employment with The Trust Company of New Jersey. In order to receive the bonus, you must be employed by the Company both at the time the bonus, if any, is determined and at the time it is payable. In addition, you are eligible to participate in the Company's stock-based compensation plans. Awards granted under these plans shall be determined at the discretion of the Board.

              Although we hope that your employment with us is mutually satisfactory, employment at the Company is "at will." This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the CEO of the Company and such agreement is expressly acknowledged as an employment contract.

              Notwithstanding your status as an at will employee, if the Company terminates your employment without Cause (as defined below) within 120 days of your employment commencement date and provided that you execute and deliver to the Company (and do not revoke) a general release in favor of the Company, its affiliates and their respective officers, directors and employees in a form reasonably satisfactory to the Company, you will be entitled to the greater of
x) ten (10) weeks of severance pay (based upon your base salary at the time of termination), or y) severance benefits accorded to you under the Company's severance policy in effect at the time of your termination for similarly situated employees, if any. If the Company terminates your employment without cause after 120 days of your employment commencement date, you will be entitled to the greater of z) sixteen (16) weeks of severance pay (based upon your base salary at the time of termination), or y) severance benefits accorded to you under the Company's severance policy in effect at the time of your termination for similarly situated employees, if any. For purposes of this letter, "Cause" shall mean: (a) a material failure to meet your performance obligations as determined by the Company or its affiliates; (b) your conviction of a felony or a crime involving moral turpitude; or (c) your commission of acts or omissions which, in the reasonable opinion of the Company, involve dishonesty or disloyalty to the Company or its affiliates. This definition of "Cause" only relates to the Company's agreement to pay severance under the circumstances described in this paragraph and does not alter your status as an at will employee of the Company. Further, as a matter of professional courtesy (except as provided in the paragraph below) it is expected that you will give the Company at least sixty (60) days prior written notice of your intention to resign; provided, however, the Company reserves the right to accept your notice of resignation and to accelerate such notice and make your resignation effective immediately, or on any other dates prior to your intended last day of work that the Company deems appropriate.


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            In the event a Change in Control (as hereinafter defined) occurs during the period of your employment by the Company, provided that you notify the Company within 30 days of the consummation of such Change in Control that you intend to terminate your employment (such termination to take effect 15 days after such notice is delivered) and provided further that you execute and deliver to the Company (and do not revoke) a general release in favor of the Company, its affiliates and their respective officers, directors and employees in a form reasonably satisfactory to the Employer, the Company shall pay you a lump sum amount equal to the sum of six (6) months of salary (based upon your salary in effect at the time of your termination) plus 50% of any cash bonus paid to you during the previous 12 month period. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events with respect to the Company:

                       (a) the acquisition of the beneficial ownership, as defined under the "Exchange Act" (as defined herein), of 50% or more of the Company's voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliate persons or entities (other than an employee benefit plan or trust maintained for the benefit of the Company's employees);

                       (b) the merger, consolidation or combination of the Company with an unaffiliated corporation unless, immediately after such transaction, the stockholders of the Company immediately prior to such transaction continue to own more than 50% of the outstanding voting securities of the Company or any entity that controls the Company;

                       (c) during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board of Directors of the Company ("Beginning Directors") cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the Beginning Directors who remain in office at the time such new director is so elected (any such director who is elected by such vote being thereafter included within the definition of the term "Beginning Director"); or

                       (d) the transfer of all or substantially all of the Company's real estate assets.

              During your employment with the Company you will be entitled to participate in all of our then current customary employee benefits, subject to plan eligibility requirements and enrollment criteria, including, but not limited to, the Company's medical and dental plans. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion. If the Company moves to Newark, you will be entitled to a commuting allowance of up to $100.00 per month for using New Jersey Transit to commute between Penn Station New York and Penn Station Newark. You will accrue four weeks vacation annually with vacation schedules being subject to prior approval from the CEO. The Company acknowledges that your vacation previously scheduled for August 11, 2004 is acceptable on the condition that the 10-Q for the three-month period ended June 30, 2004 is filed with the Securities and Exchange Commission prior to your departure for vacation.


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              During your employment with the Company, you shall: (a) report to the CEO of the Company and the Board; (b) have such powers and duties as are commensurate with your position and as may be conferred upon you from time to time by the CEO and the Board; (c) devote your entire business time, attention and energies to the business of the Company; (d) perform your duties honestly, diligently, competently, in good faith and in the best interests of the Company; and (e) not undertake any other employment or business association that requires the rendering of personal services, except that you may serve, with the prior written consent of the Board, on the boards of other organizations, provided, however that in either case, such service does not interfere with your duties hereunder. Your employment with the Company will be subject to the Company's employment policies, procedures and practices in place from time to time generally applicable to executive officers that are not contrary to the express provisions of this letter.

              This offer of employment with the Company is contingent upon our satisfactory completion of proof of your authorization to work in the United States and your ability to commence employment no later than July 15, 2004.

              While employed by the Company, acting as a consultant to the Company or otherwise acting in another capacity for the Company, you have and may necessarily acquire knowledge of Confidential Information (defined below). At all times, both during the period of your employment, or other affiliation and thereafter, you will keep all Confidential Information in strictest confidence and trust. You will use Confidential Information only in the performance of your duties for the Company, and you will not use it at any time (during or after employment or other affiliation with the Company) for your personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. You will not disclose any Confidential Information at any time (during or after employment or other affiliation with the Company) except to authorized personnel of the Company unless the Board authorizes such disclosure in advance in writing or unless the information becomes generally of public knowledge through no act or omission of on your part. For purposes hereof, "Confidential Information" means all trade secrets and all other non-public or proprietary information, data, or any of the activities, services, products, customers, tenants, suppliers, objectives or strategies of the Company or any of its affiliates, including without limitation information and materials relating to the financial condition, operations or performance of the Company or any of its affiliates and appraisals relating to the Company's existing properties and prospective properties.

            During the period (the "Restricted Period") commencing on the first day of your employment by the Company and terminating on the date that is six
(6) months after the date of termination of your employment by the Company (for any reason or no reason), you agree that you will not, unless you obtain the prior written consent of the Board, engage in or carry on, directly or indirectly, with or without compensation, the business of investing in, owning, leasing or licensing any real property which the Company or any subsidiary invested in, owned, leased or licensed or evaluated for purposes of investing, owning, leasing or licensing during the period commencing on first day of your employment by the Company and ending on the date of the termination of your employment by the Company, either for yourself or as a member, partner or manager of a partnership, limited partnership, limited liability company or joint venture or as a shareholder (other than as a holder of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation), investor, officer or director of a corporation or as an employee, agent, member, manager, associate, independent contractor or consultant of any individual, partnership, corporation, limited liability company or other entity.

            During the Restricted Period, you agree that you will not, unless you obtain the prior written consent of the Board, directly or indirectly (whether as an owner, partner, shareholder, agent, member, manager, officer, director, employee, independent contractor, consultant, or otherwise): (a) undertake, solicit or assist any third party in undertaking or soliciting, or divert or attempt to divert away from the Company, the business of any person or entity that is or was at any time within the six (6) months prior to the solicitation, a customer or tenant of the Company; or (b) hire, solicit or induce or assist any third party in hiring, soliciting or inducing any employee, agent, consultant or independent contractor of Company to leave its employ or cease performing services for the Company.


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         The Company agrees that the terms and conditions in this offer of employment will be reviewed on or before your one (1) year anniversary of employment and on your annual anniversary thereafter and will review providing severance in the event that the Company moves to a location that is not readily accessible by New Jersey Transit or the PATH.

              Seth, on behalf of Wilshire it is a pleasure to extend you this offer. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. As we are interested in concluding our near-term efforts to strengthen the Company's management team, we kindly request that this offer be accepted on or before June 1, 2004 and will be deemed to have been withdrawn if your executed acceptance of this offer is not received by me on or before the above referenced date.

         We welcome you as an employee and look forward to a successful relationship in which you will find your work both challenging and rewarding.


                                                   Sincerely,



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                                                      Sherry W. Izak
                                           Chairman and Chief Executive Officer
Agreed to and
Accepted by:

                                           Date:
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Seth Ugelow



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